Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 23, 2015, relating to the consolidated financial statements of Nemaura Medical Inc., which report appears in the annual report on Form 10-K of Nemaura Medical Inc. for the year ended March 31, 2015, and which expresses an unqualified opinion and includes an explanatory paragraph regarding significant transactions and relationships with related parties, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ GHP Horwath, P.C.

Denver, Colorado
March 18, 2016